Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Helius Medical Technologies, Inc.

Newtown, Pennsylvania

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated March 12, 2020, except for the “2020 Reverse Stock Split” paragraph of Note 1, as to which the date is January 19, 2021, relating to the consolidated financial statements of Helius Medical Technologies, Inc. (the “Company”), which is included in the Company’s Registration Statement on Form S-1 (333-251804). Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Registration Statement on Form S-1 (File No. 333-251804) incorporated by reference in this Registration Statement.

/s/ BDO USA, LLP

Philadelphia, Pennsylvania

January 27, 2021